EXHIBIT 99.1

[GRAPHIC OMITTED]
  TOMPKINS                                         For more information contact:
   TRUSTCO INC.                                  James J. Byrnes, Chairman & CEO
                                                      James W. Fulmer, President
                                                          Francis M. Fetsko, CFO
                                             Tompkins Trustco, Inc. 607.273.3210


For Immediate Release
Monday, November 21, 2005

         Tompkins Trustco, Inc. to Acquire AM&M Financial Services, Inc.
    Deal Expands Tompkins' Financial Planning and Wealth Management Expertise

       ITHACA, NY - Tompkins Trustco, Inc. (TMP - American Stock Exchange)

Tompkins Trustco, Inc. today announced that it has signed a definitive agreement to acquire AM&M Financial Services, Inc. (AM&M). AM&M is a premier fee-based financial planning firm serving clients in the Western New York area for over 25 years. Headquartered in Pittsford, New York, AM&M provides financial products and services to clients through three operating companies: (1) AM&M Planners, Inc., which provides fee based financial planning and wealth management services for corporate executives, small business owners, and high net worth individuals;
(2) Ensemble Financial Services, Inc., and independent Broker/Dealer and leading outsourcing company for financial planners an investment advisors; and (3) Ensemble Risk Solutions, Inc., which creates customized risk management plans using life, disability and long-term care insurance products. AM&M is a privately held Company with eight current shareholders, who are all actively employed by the company. As of September 30, 2005, AM&M had approximately 800 clients and $350 million in assets under management.

Commenting on the transaction, James J. Byrnes, Chairman and CEO of Tompkins Trustco, Inc., stated, "This acquisition provides a unique opportunity to expand our financial planning and investment services capabilities. AM&M will be a great complement to our Tompkins Investment Services Division by adding additional product capabilities and financial planning expertise. The location of the AM&M offices is also attractive and will enhance our presence in Monroe County, where our Bank of Castile subsidiary currently has one office in the Town of Chili and recently broke ground for a new office in the Town of Greece. We are particularly impressed with the identical commitment both companies have to exceptional client service."

Russell K. Achzet, President and CEO of AM&M stated, "We are extremely enthusiastic about our alliance with Tompkins. Tompkins is a quality organization with extensive product and services capabilities that will result in opportunities to better serve our present clients."

Under the terms of the agreement, Tompkins will acquire all of the outstanding shares of AM&M capital stock for an amount paid in cash and Tompkins common stock. The transaction is structured with a portion of the purchase price
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payable at closing, with additional contingent amounts payable, depending on the operating results of AM&M, during the four years after closing. Mr. Byrnes commented, "The transaction will provide enhanced capabilities to the Tompkins organization, but initially, will not significantly impact our overall operations. We expect that the transaction will be accretive in 2006."

AM&M will become a subsidiary of Tompkins Trustco, Inc. and will be operated under the direction of its current management team. AM&M has 42 employees and is currently led by 6 principals, who have approximately 132 years of combined financial services experience. The firm has expertise in executive compensation and benefits, retirement planning, estate planning, investment management, tax planning and preparation, and life insurance analysis. It is currently anticipated that the acquisition, which is subject to regulatory approval and other customary conditions to closing, will be completed in the first quarter of 2006.

Tompkins was advised in the transaction by Keefe, Bruyette & Woods, Inc.; Harris Beach, PLLC; and Freed Maxick & Battaglia, PC. AM&M was advised by Adair Law Firm, LLP, Mengel, Metzger Barr & Co., LLP and Rotenberg & Co., LLP.

Tompkins Trustco, Inc. operates 35 banking offices in the New York State markets served by the Company's subsidiary banks - Tompkins Trust Company, The Bank of Castile, and Mahopac National Bank. Through its community banking subsidiaries, the Company provides traditional banking services, and offers money management services through Tompkins Investment Services (a division of Tompkins Trust Company). The Company also offers insurance services through its Tompkins Insurance Agencies, Inc. subsidiary, an independent agency serving individuals and business clients throughout Western and Central New York. Each Tompkins subsidiary operates with a community focus, meeting the needs of the unique communities served.

"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.